                                                                    Exhibit 99.1

                            - e4L FILES CHAPTER 11 -
                     - ANNOUNCES AGREEMENT TO SELL ASSETS -


         LOS ANGELES, California - March 6, 2001 - e4L, Inc. (OTCBB: "ETVL") today announced that on March 5, 2001 it filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy court for the Central District of California. Foothill Capital Corporation has agreed to provide debtor-in-possession financing.

         e4L previously announced, in a press release on October 20, 2000, that
(i) its wholly-owned United States Subsidiary, Quantum North America, Inc. (d/b/a, e4L North America) ("QNA"), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California and (ii) its wholly-owned United Kingdom subsidiary, Quantum International Limited filed a petition in the High Court of Justice, Chancery Division Companies Court in the United Kingdom seeking a grant of an administrative order.

         Immediately after e4L's bankruptcy filing, an Asset Purchase Agreement was entered into by and among VI Holdings, Inc., SP Holdings Pty. Limited, Quantum Prestige Limited, Quantum International Japan Limited, Suzanne Paul (Australia) Pty. Limited, TeleMall Shopping Pty. Limited, Quantum Marketing International (2000) Limited, Quantum Marketing International, Inc., QNA (collectively, the "Sellers") and e4L, the 100% owner of each of the Sellers.

         Pursuant to the Asset Purchase Agreement, VI Holdings, Inc. has agreed to purchase substantially all of the operating assets of the Sellers including furniture, fixtures, equipment, intellectual property rights, rights under existing contracts, inventory and accounts receivable and to assume certain liabilities of the Sellers for an aggregate purchase price of $12,250,000. $12,000,000 of the purchase price will be applied to reduce the debt owed to Foothill Capital Corporation by e4L and/or QNA. Foothill is the secured creditor of e4L.

         The sale of the assets of the Sellers constitutes the sale of e4L's Far East and Pacific Rim business operations and the remaining assets of QNA. e4L does not anticipate that the proceeds from the sale of its remaining assets will be significant.

                                                     Contact:

                                                     Shannon Van Dorn, Esq.
                                                     Telephone: (818) 461-6519